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                            DEVON ENERGY CORPORATION                Exhibit 11
                        Computation of Earnings Per Share

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                                                                Three Monthes Ended        Nine Months Ended
                                                                    September 30,            September 30,
                                                                1997          1996        1997          1996

   PRIMARY EARNINGS PER SHARE

   Computation for Statement of Operations
   Net earnings per statement of operations                 $16,305,960    7,707,673   56,361,496   20,036,987

   Weighted average common shares outstanding                32,235,002   22,130,896   32,181,077   22,121,757

   Primary earnings per share                                     $0.51         0.35         1.75         0.91

   Additional Primary Computation (A)
   Net earnings per statement of operations                 $16,305,960    7,707,673   56,361,496   20,036,987

   Adjustment to weighted average common shares outstanding:
         Weighted average as shown above in primary
               computation                                   32,235,002   22,130,896   32,181,077   22,121,757
         Add dilutive effect of outstanding stock options (as
               determined using the treasury stock method)      474,919      151,815      400,737      147,047

         Weighted average common shares outstanding,
               as adjusted                                   32,709,921   22,282,711   32,581,814   22,268,804

   Net earnings per common share, as adjusted                     $0.50         0.35         1.73         0.90

   FULLY DILUTED EARNINGS PER SHARE (A)

   Net earnings per statement of operations                 $16,305,960    7,707,673   56,361,496   20,036,987

   Increase in net earnings from assumed conversion
         of Trust Convertible Preferred Securities
         (net of tax effect)                                  1,506,489    1,464,549    4,519,466    1,464,549

   Net earnings, as adjusted                                $17,812,449    9,172,222   60,880,962   21,501,536

   Weighted average common shares outstanding as shown
         in primary computation above                        32,235,002   22,130,896   32,181,077   22,121,757

   Add fully dilutive effect of outstanding stock options
         (as determined using the treasury stock method)        526,725      169,736      550,986      175,815

   Add weighted average of additional shares issued
         from assumed conversion of Trust Convertible
         Preferred Securities                                 4,901,507      4,586,476  4,901,507    1,539,985

   Weighted average common shares outstanding, as adjusted   37,663,234     26,887,108 37,633,570   23,837,557

   Fully diluted earnings per common share                        $0.47           0.34       1.62         0.90



   (A) The additional primary computations for all periods, and the fully diluted computations for the 1996 periods, are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.
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